EXHIBIT 99.1

Press Release

For Immediate Release on Thursday, March 10, 2005

Company contact: Robert W. Howard, Executive Vice President, Finance and Investor Relations, or Jim
Felton, Investor Relations Manager, 303-293-9100

Bill Barrett Corporation Reports 2004 Financial Results

DENVER – (PR Newswire) – March 10, 2005 – Bill Barrett Corporation (NYSE: BBG) today reported that oil and gas production for 2004 was 31.7 billion cubic feet of gas equivalent (Bcfe), an increase of 73% compared to 2003. During 2004, the Company’s average sales price for its oil and gas production was $5.23 per Mcfe, net of the effect of hedging transactions, which compares to the Company’s 2003 average sales price of $4.12 per Mcfe, net of the effect of hedging transactions. Production revenues for the full year 2004 were $165.8 million, an increase of 120% compared to 2003.

Oil and gas production for the fourth quarter that ended December 31, 2004 was 8.1 Bcfe, an increase of 28% compared to the fourth quarter 2003. Net of the effect of hedging transactions, the Company’s average realized sales price for oil and gas production in the fourth quarter 2004 was $5.76 per Mcfe compared to an average realized sales price in the fourth quarter 2003 of $4.27 per Mcfe. Production revenues for the fourth quarter 2004 were $47.0 million, an increase of 73% compared to fourth quarter 2003.

For 2004, discretionary cash flow (1), a non-GAAP measure defined below, was $102.5 million, a 168% increase over 2003. Discretionary cash flow (1) for the fourth quarter 2004 was $28.3 million, a 90% increase compared to the comparable 2003 quarter.

The Company reported a net loss of $5.3 million for the year ended December 31, 2004 compared to a net loss of $4.0 million for the year ended December 31, 2003. The 2004 net loss includes exploration expenses of $36.2 million compared to $6.1 million in 2003. For the Company’s fourth quarter 2004, the Company incurred a net loss of $9.1 million compared to a net loss of $1.4 million for the fourth quarter 2003. The 2004 quarterly loss includes exploration expenses of $19.0 million compared to $2.1 million in the comparable 2003 quarter.

William J. Barrett, Chairman and CEO, said: “Throughout 2004, we significantly increased our production as a result of our development activities. Coupled with higher commodity prices, our increased production generated a $64 million increase in discretionary cash flow. During 2004, our Wind River Basin and Powder River Basin properties contributed approximately 58% and 16% of our oil and gas production, respectively. For 2005, our capital budget is $276 million, of which $120 million is allocated to our development program in the Piceance Basin, along with $66 million and $56 million for exploration and development activities in the Uinta and Wind River Basins, respectively. We expect that these exploration and development programs will provide the basis for long-term growth in reserves, production, net income, and cash flow.”

Fredrick J. Barrett, President, added: “We achieved several milestones in 2004, including the continuing expansion of our operations, the acquisition of properties in the Piceance Basin, and our successful initial public offering in December 2004. Our IPO raised net proceeds of nearly $350 million and our year-end balance sheet was in great shape with no debt, $100 million of cash, and $200 million available under our revolving line of credit, all of which provides the financial resources for us to continue the evaluation and development of our extensive acreage position throughout the Rockies. At December 31, 2004, our net undeveloped lease position was approximately 971,000 acres. As an example of accelerating our exploration program, we recently entered into a joint seismic and drilling program with an industry partner in our Tri-State area, which included the sale of 50% of our acreage in the play for approximately $5 million. We are implementing this joint exploration strategy in several other basins.”

The Company has begun transporting a portion of its Rockies gas production on the Cheyenne Plains Company pipeline that became operational in February 2005. The Company has a firm agreement to transport 9,000 MMBtu per day to Mid-Continent markets, which are typically at higher prices than the market in the Rockies.

In February 2005, the Company entered into additional costless collars to hedge the sales price of a portion of its oil and natural gas production. As of March 1, 2005, the Company’s hedge position was as follows:

Swaps
	Average
	Volume	Quantity	Fixed	Index	Contract
Product	Per Day	Type	Price	Price*	Period
Natural gas	10,000	MMBtu	5.05	NORRM	1/1/2005-12/31/2005
Natural gas	10,000	MMBtu	5.27	NORRM	1/1/2005-12/31/2005
Oil	100	Bbls	32.96	WTI	1/1/2005-12/31/2005
Oil	100	Bbls	34.05	WTI	1/1/2005-12/31/2005
Oil	100	Bbls	36.12	WTI	1/1/2005-12/31/2005
Oil	100	Bbls	36.00	WTI	1/1/2005-12/31/2005

Collars
	Average
	Volume	Quantity	Floor-Cap	Index	Contract
Product	Per Day	Type	Pricing	Price *	Period
Natural gas	10,000	MMBtu	$4.75-$7.00	NORRM	1/1/2005-12/31/2005
Natural gas	5,000	MMBtu	$4.75-$6.75	NORRM	1/1/2005-12/31/2005
Natural gas	10,000	MMBtu	$4.75-$7.10	NORRM	1/1/2005-12/31/2005
Natural gas	5,000	MMBtu	$5.00-$6.46	CIGRM	4/1/2005-10/31/2005
Oil	400	Bbls	$45.00-$55.25	WTI	4/1/2005-12/31/2005

Natural gas	5,000	MMBtu	$4.75-$6.05	NORRM	1/1/2006-12/31/2006
Natural gas	5,000	MMBtu	$4.75-$6.18	NORRM	1/1/2006-12/31/2006
Natural gas	15,000	MMBtu	$4.75-$6.21	NORRM	1/1/2006-12/31/2006
Natural gas	10,000	MMBtu	$5.00-$8.10	NORRM	1/1/2006-12/31/2006
Oil	700	Bbls	$42.00-$50.20	WTI	1/1/2006-12/31/2006

*	NORRM refers to Northwest Pipeline Rocky Mountains price and CIGRM refers to Colorado Interstate Gas Rocky Mountains price as quoted in Platt’s for Inside FERC on the first business day of each month. WTI refers to the West Texas Intermediate price as quoted on the New York Mercantile Exchange.

As previously announced, the Company’s year-end 2004 earnings teleconference call is scheduled for March 11, 2005 at 9:00 am (MST). The call participation number is 1-800-257-3679 in the U. S. and Canada (1-706-634-7545 outside the U. S. and Canada) and the passcode is 4520197. A digital recording of the conference call will be available approximately two hours after the completion of the call, and continues 24 hours per day through midnight (MST) March 15, 2005 at 1-800-642-1687 in the U. S. and Canada (1-706-645-9291 outside the U. S. and Canada) and the passcode is 4520197. In addition, the call will be broadcast live online (audio only) and can be accessed by going directly to the Company’s website home page at www.billbarrettcorp.com by clicking on the link titled “Webcast”. An audio recording of the conference call will be available at that site approximately one hour after the conference call through March 31, 2005.

Forward-Looking Statements

This release contains, and our conference call on March 11, 2005 will contain, forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words “will,” “believe,” “anticipate,” “intend,” “estimate,” “forecast,” ”projections,” “guidance,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, the ability to obtain industry partners in projects, competition, litigation, environmental matters, the potential impact of government regulations and ability to obtain necessary approvals and permits, and other such matters discussed in the “Risk Factors” section of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (www.sec.gov) and the 2004 Annual Report on Form 10-K expected to be filed with the SEC on or about March 15, 2004. The Company disclaims any commitment to update its forward looking statements.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. The Company has projects is nine basins across the Rocky Mountains. Additional information about the Company may be found at its website at www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation
Selected Operating Highlights (unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Production:
Natural gas (MMcf)	7,415	5,739	28,864	16,315
Oil (MBbls)	122	105	474	328
Combined volumes (MMcfe)	8,147	6,369	31,708	18,283
Daily combined volumes (MMcfe/d)	88.6	69.2	86.6	50.1
Average Prices (net of the effect of hedges):
Natural gas (per Mcf)	$5.57	$4.21	$5.10	$4.03
Oil (per Bbl)	46.49	29.22	39.49	28.85
Combined (per Mcfe)	5.76	4.27	5.23	4.12
Average Costs (per Mcfe):
Lease operating expense	$0.44	$0.50	$0.46	$0.46
Gathering and transportation expense	0.23	0.20	0.19	0.20
Production tax expense	0.65	0.53	0.63	0.54
Depreciation, depletion and amortization	2.39	1.75	2.15	1.68
General and administrative	0.66	0.67	0.57	0.78

Year End Reserves:
Natural gas (Bcf)	N/A	N/A	257.8	180.9
Oil (MMBbls)	N/A	N/A	5.7	3.9
Combined (Bcfe)	N/A	N/A	292.3	204.2
PV-10 (in millions)**	N/A	N/A	$592.4	$520.8

**PV-10 refers to the present value of future net revenues before income taxes of our proved reserves discounted at 10%. They were calculated using market prices for natural gas and oil at December 31, 2004 and 2003, which, for natural gas, were $5.52 and $5.58 per million British thermal units (MMBtu), respectively, and, for oil, were $43.46 and $32.55 per barrel (Bbl), respectively.

Bill Barrett Corporation
Consolidated Statements of Operations (unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
Revenues:
Oil and gas production	$46,970	$27,218	$165,843	$75,252
Other	1,495	106	4,137	184

Total revenues	48,465	27,324	169,980	75,436
Operating Expenses:
Lease operating expense	3,583	3,202	14,592	8,462
Gathering and transportation expense	1,877	1,298	5,968	3,646
Production tax expense	5,303	3,361	20,087	9,815
Exploration expense	18,987	2,075	36,156	6,134
Impairment expense	516	1,795	516	1,795
Depreciation, depletion and amortization	19,482	11,139	68,202	30,724
General and administrative	5,376	4,293	18,061	14,213
Non-cash stock-based compensation	467	1,232	3,031	3,637

Total operating expenses	55,591	28,395	166,613	78,426

Operating (loss) income	(7,126)	(1,071)	3,367	(2,990)
Other Income and Expense:
Interest income	206	31	437	123
Interest expense	(6,556)	(418)	(9,945)	(1,431)

Total other income and expense	(6,350)	(387)	(9,508)	(1,308)

Loss before Income Taxes	(13,476)	(1,458)	(6,141)	(4,298)
Benefit from Income Taxes	4,378	103	875	320

Net Loss	(9,098)	(1,355)	(5,266)	(3,978)
Less deemed dividends on preferred stock***	(36,343)	—	(36,343)	—
Less cumulative dividends on preferred stock	(4,246)	(4,080)	(18,633)	(12,682)

Net loss attributable to common stock	$(49,687)	$(5,435)	$(60,242)	$(16,660)

Net Loss Per Common Share (Basic and Diluted):
Loss attributable to common stock	$(4.33)	$(5.43)	$(15.40)	$(19.38)

Weighted average common shares outstanding (Basic and Diluted)	11,464	1,002	3,912	859

***Deemed dividends of $36.3 million were related to the issuance of preferred stock through May 2004 at prices that were less than fair market value at the date of sale in addition to other beneficial conversion features. These dividends were reflected in December 2004 due to the conversion of all outstanding preferred stock into common stock upon completion of our IPO.

Bill Barrett Corporation
Consolidated Condensed Balance Sheets (unaudited)

	As of December 31,
	2004	2003
	(in thousands)
Assets:
Cash and cash equivalents	$99,926	$16,034
Other current assets	37,964	19,613
Property and equipment, net	552,165	309,459
Other non current assets	6,103	2,663

Total assets	$696,158	$347,769

Liabilities and Stockholders’ Equity:
Current liabilities	$62,106	$46,156
Note payable to bank	—	57,000
Other non current liabilities	14,320	6,287
Stockholders’ equity	619,732	238,326

Total liabilities and stockholders’ equity	$696,158	$347,769

Bill Barrett Corporation
Consolidated Statements of Cash Flows (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(in thousands)
Operating Activities:
Net Loss	$(9,098)	$(1,355)	$(5,266)	$(3,978)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	19,482	11,139	68,202	30,724
Impairment expense	516	1,795	516	1,795
Deferred income taxes	(4,378)	(103)	(875)	(320)
Exploratory dry holes and abandonments	15,607	1,414	23,495	2,479
Stock compensation and other non cash items	400	1,278	3,071	3,684
Amortization of deferred financing costs	3,728	39	4,409	148
Gain on sale of properties	(1,381)	—	(3,729)	—
Change in current assets and liabilities:
Accounts receivable	(9,521)	(5,798)	(15,802)	(9,272)
Prepayments and other current assets	156	(12)	(2,037)	(803)
Accounts payable, accrued and other liabilities	3,940	3,218	3,664	3,490
Amounts payable to oil and gas property owners	2,871	364	3,450	1,314
Production taxes payable	(1,619)	(271)	7,784	4,612

Net cash provided by operating activities	20,703	11,708	86,882	33,873
Investing Activities:
Additions to oil and gas properties, including acquisitions	(51,794)	(48,872)	(327,430)	(173,246)
Additions of furniture, equipment and other	(799)	(127)	(2,141)	(1,823)
Proceeds from sale of properties	1,592	1,050	8,811	11,878

Net cash used in investing activities	(51,001)	(47,949)	(320,760)	(163,191)
Financing Activities:
Proceeds from debt	34,000	32,000	288,000	110,000
Principal payments on debt	(277,000)	(26,000)	(345,000)	(88,000)
Proceeds from sale of common and preferred stock	9	30,500	33,782	119,000
Proceeds from initial public offering	373,750	—	373,750	—
Offering costs	(25,221)	—	(26,384)	(1,335)
Deferred financing costs and other	(209)	(1)	(6,378)	(26)

Net cash provided by financing activities	105,329	36,499	317,770	139,639

Increase in Cash and Cash Equivalents	75,031	258	83,892	10,321
Beginning Cash and Cash Equivalents	24,895	15,776	16,034	5,713

Ending Cash and Cash Equivalents	$99,926	$16,034	$99,926	$16,034

Bill Barrett Corporation
Reconciliation of Discretionary Cash Flow (1) from Net Loss

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(in thousands)
Net Loss	$(9,098)	$(1,355)	$(5,266)	$(3,978)
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	19,482	11,139	68,202	30,724
Impairment expense	516	1,795	516	1,795
Deferred income taxes	(4,378)	(103)	(875)	(320)
Exploration expense	18,987	2,075	36,156	6,134
Stock compensation and other non cash items	400	1,278	3,071	3,684
Amortization of deferred financing costs	3,728	39	4,409	148
Gain on sale of properties	(1,381)	—	(3,729)	—

Discretionary cash flow (1)	$28,256	$14,868	$102,484	$38,187

(1)	Discretionary cash flow is computed as net loss plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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